Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K as filed with the SEC of our audit report dated March 28, 2016, with respect to the balance sheets of Butte Highlands Mining Company as of December 31, 2015 and December 31, 2014, and the related statements of operations, stockholders’ equity, and cash flows for the periods then ended ..

Fruci & Associates II, PLLC

December 30, 2016